EXHIBIT 99.2

FULL HOUSE RESORTS TO TEMPORARILY SUSPEND OPERATIONS
IN MISSISSIPPI AND COLORADO

LAS VEGAS, March 16, 2020 -- Full House Resorts, Inc. (NASDAQ: FLL) announced today that, pursuant to state government orders, it is temporarily closing Silver Slipper Casino & Hotel in Hancock County, Mississippi, until further notice and Bronco Billy's Casino & Hotel in Cripple Creek, Colorado, for at least 30 days, beginning on March 17, 2020.

As disclosed yesterday, the Company has also temporarily paused construction of its new parking garage at Bronco Billy’s, which is still in the early stages of construction.

“These are challenging times.  Our primary concern has always been the health and well-being of our guests and employees,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts.  “We know of no instances of COVID-19 at any of our resorts.  However, we understand the magnitude of this public health emergency and the necessity to take certain actions.  We look forward to welcoming back all of our guests and employees as soon as possible.”

Continued Mr. Lee, “As of December 31, 2019, the Company had $29.9 million in cash and equivalents.  Approximately $15 million of this amount was designated for construction of the parking garage and approximately $10 million is used in daily operations.  In these uncertain times, the Company chose to pause construction of its parking garage out of an abundance of caution.”

Forward-looking Statements

This press release may contain statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include, without limitation, those regarding the coronavirus (COVID-19) and our expectations regarding the reopening of Silver Slipper and Bronco Billy’s and the length of time that state government authorities will require casinos in Mississippi and Colorado to remain closed. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, disruptions in our operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus; general macroeconomic conditions; changes in guest visitation or spending patterns due to health or other concerns; and regulatory and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com and on its Facebook page at www.facebook.com/FHResorts.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com